                                                   OMB Approval
                                                   ------------
                                                   OMB Number:  3235-0145
                                                   Expires:  December 31, 2005
                                                   Estimated average burden
                                                   Hours per response......11

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (INITIAL FILING)*

                             Spectrum Control, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Common Stock, No Par
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    847615101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 847615101                                              SCHEDULE 13G


1.  NAMES OF REPORTING PERSONS:
                  Snow Capital Management, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
                  25-1894430

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
         a [   ]
         b [   ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:
                  Pennsylvania

NUMBER OF                5.  SOLE VOTING POWER:
SHARES BENE-                   1,203,228
FICIALLY OWNED
BY EACH PERSON           6.  SHARED VOTING POWER:
REPORTING WITH                  none

                         7.  SOLE DISPOSITIVE POWER:
                               1,203,228

                         8.  SHARED DISPOSITIVE POWER:
                               none

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                  1,203,228

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS):
                  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
                  9.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  IA

CUSIP NO. 847615101                                              SCHEDULE 13G

ITEM 1

(A)      NAME OF ISSUER:

         Spectrum Control, Inc.

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         8031 Avonia Road
         Fairview, PA  16415

ITEM 2

(A)      NAME OF PERSON FILING:

         Snow Capital Management, L.P.

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         2100 Corporate Drive, Suite 300
         Pittsburgh, PA  15237

(C)      CITIZENSHIP:

         Pennsylvania

(D)      TITLE OF CLASS OF SECURITIES:

         Common Stock, No Par

(E)      CUSIP NUMBER:

         847615101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (e)  [x] An investment adviser in accordance with
                Section 240.13d-1(b)(1)(ii)(E).

CUSIP NO. 847615101                                              SCHEDULE 13G

ITEM 4   OWNERSHIP:
         PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1:

(A)      AMOUNT BENEFICIALLY OWNED:  1,203,228

(B)      PERCENT OF CLASS:  9.2%

(C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                  1,203,228

         (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                  0

         (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                  DISPOSITION OF: 1,203,228

         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                  DISPOSITION OF:  0

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:

         Not Applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

CUSIP NO. 847615101                                              SCHEDULE 13G

ITEM 10  CERTIFICATION:

(A) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(B)      Not Applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 14, 2005
             -------------------------------------------------------
                                     (Date)

                               /s/ Richard A. Snow
             -------------------------------------------------------
                                   (Signature)

                          Richard A. Snow, President of
                         Snow Capital Management, Inc.,
                General Partner of Snow Capital Management, L.P.
             -------------------------------------------------------
                                  (Name/Title)